Rule 424(b)(3)
Registration Statement 333-144815

PROSPECTUS SUPPLEMENT

DATED MAY 27, 2008

TO

PROSPECTUS DATED JULY 24, 2007

_______________________________________

EMPIRE RESORTS, INC.
_______________________________________

This Prospectus Supplement, dated May 27, 2008 (“Supplement No. 1”), supplements that certain Prospectus dated July 24, 2007 (the “Prospectus”) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholder” of the Prospectus with respect to the stockholders listed on the table below, to account for transfers of shares listed in such table that Empire Resorts is aware of since the date of the Prospectus. Such transactions are as follows:

•	on December 27, 2007, the term of the options to purchase 1,000,000 shares of common stock of Empire Resorts held by Concord Associates Limited Partnership expired; and

•	as of May 1, 2008, Concord Associates Limited Partnership transferred its 2,500,000 shares of common stock of Empire Resorts to its members as follows:

•	1,174,512 shares to Melville Catskill, LLC;

•	1,174,512 shares to Cappelli Resorts LLC; and

•	150,976 shares to JAH Realties, LP.

The table, therefore, is amended as follows in order to (i) remove Concord Associates Limited Partnership as a Selling Stockholder and (ii) add Melville Catskill, LLC, Cappelli Resorts LLC and JAH Realties, LP as Selling Stockholders:

Name of Selling Stockholder	Shares of Empire Resorts’ Common Stock Owned Immediately Prior to the Offering	Shares of Empire Resorts’ Common Stock to be Offered	Shares of Empire Resorts’ Common Stock to be Owned after the Offering
			Amount	Percent
Melville Catskill, LLC (1)	1,174,512	1,174,512	--	--
Cappelli Resorts LLC (2)	1,174,512	1,174,512	--	--
JAH Realties, LP (3)	150,976	150,976	--	--

(1)
Scott Rechler, the President of Reckson Strategic Venture Partners, LLC, which is the managing member of Melville Catskill, LLC, has voting and dispositive power over the shares of common stock held by Melville Catskill, LLC.

(2)	Louis R. Cappelli, the managing member of Cappelli Resorts LLC, has voting and dispositive power over the shares of common stock held by Cappelli Resorts LLC.

(3)
Jon Halpern, the President of JLH Realty Management Service, Inc., which is the general partner of JAH Realties, LP, has voting and dispositive power over the shares of common stock held by JAH Realties, LP.

All provisions of the Prospectus not specifically amended by this Supplement No. 1 remain in full force and effect.

Please insert this Supplement No. 1 into your Prospectus and retain both this Supplement No. 1 and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented to date, please write to Empire Resorts’ Corporate Secretary at c/o Monticello Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701 or call (845) 794-4100.